Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

FIRST QUARTER 2020 RESULTS

PHOENIX, AZ., May 7, 2020—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 24 university partners.  GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale.  GCE today announced financial results for the quarter ended March 31, 2020.

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Grand Canyon Education, Inc. Reports First Quarter 2020 Results

Explanatory Note

Grand Canyon Education, Inc., a Delaware corporation (“GCE” or the “Company) is a publicly traded education services company dedicated to serving colleges and universities.  GCE has developed significant technological solutions, infrastructure and operational processes to provide services to these institutions on a large scale.  GCE’s most significant university partner is Grand Canyon University (“GCU”), a comprehensive regionally accredited university that offers graduate and undergraduate degree programs, emphases and certificates across nine colleges both online and on ground at its campus in Phoenix, Arizona.

In January 2019, GCE began providing education services to numerous university partners across the United States through our wholly owned subsidiary, Orbis Education Services LLC (“Orbis Education”), which we acquired on January 22, 2019 for $361.2 million, net of cash acquired (the “Acquisition”).  Orbis Education works in partnership with a growing number of top universities and healthcare networks across the country to develop high-quality, career-ready graduates in four primary academic programs to meet the healthcare industry’s demands.  Therefore, the results of operations for the three-month period ended March 31, 2019 include Orbis Education’s financial results for the period from January 22, 2019 to March 31, 2019.  As a result of the Acquisition, we incurred transaction costs of $4.1 million in the three months ended March 31, 2019 and amortization of intangible assets acquired of $2.1 million and $1.7 million in the three months ended March 31, 2020 and 2019, respectively.    As of March 31, 2020, Orbis Education provides education services to 24 university partners, in 24 locations, in 20 states throughout the country.

For the three months ended March 31, 2020:

•

Service revenue was $221.7 million for the first quarter of 2020 compared to $197.3 million for the first quarter of 2019.  The 12.4% increase year over year in service fee revenue was primarily due to an increase in enrollments at our university partners between years and an increase in revenue per student year over year.

•

End-of-period enrollment in the programs at our university partners for which we provide services increased 5.8% between March 31, 2020 and March 31, 2019 to 107,591 from 101,679.   This increase was due to partner enrollments in programs serviced by Orbis Education increasing to 3,999 at March 31, 2020, an increase of 18.2%, and due to an increase in enrollments at GCU to 103,592, an increase of 5.4%.

•

Operating income for the three months ended March 31, 2020 was $80.8 million, an increase of $8.4 million as compared to $72.4 million for the same period in 2019.   The operating margin for the three months ended March 31, 2020 was 36.5%, compared to 36.7% for the same period in 2019.

•

The tax rate in the three months ended March 31, 2020 was 24.2% compared to 13.5% in the same period in 2019.  The lower effective tax rate in 2019 resulted from an agreement with the Arizona Department of Revenue regarding previously filed refund claims related to income tax obligations for prior calendar years, which resulted in a favorable tax impact of $5.9 million recorded as a discrete tax item in the first quarter of 2019.  Additionally, there was a decrease in excess tax benefits from $4.5 million in the three months ended March 31, 2019 to $0.6 million in the three months ended March 31, 2020 primarily due to a decrease in our stock price between years.

•

Net income decreased 2.5% to $71.4 million for the first quarter of 2020, compared to $73.2 million for the same period in 2019.  As adjusted net income was $73.0 million and $73.5 million for the first quarter of 2020 and 2019, respectively.

•

Diluted net income per share was $1.49 and $1.52 for the first quarter of 2020 and 2019, respectively.  As adjusted diluted net income per share was $1.53 and $1.52 for the first quarter of 2020 and 2019, respectively.

•	Adjusted EBITDA increased 6.4% to $90.9 million for the first quarter of 2020, compared to $85.4 million for the same period in 2019.

Balance Sheet and Cash Flow

Our unrestricted cash and cash equivalents and investments were $149.5 million at March 31, 2020.  Our credit facility had an available line of credit of $150.0 million as of March 31, 2020.

Net cash provided by operating activities for the three months ended March 31, 2020 was $85.7 million as compared to $76.3 million for the three months ended March 31, 2019. The increase in cash generated from operating activities between the three months ended March 31, 2019 and the three months ended March 31, 2020 was primarily due to changes in other working capital balances. As an education services company, we generally receive our service fees from our university partners in arrears.

Net cash used in investing activities was $1.9 million and $340.9 million for the three months ended March 31, 2020 and 2019, respectively. The net cash used in investing activities in the three months ended March 31, 2020 was capital expenditures of $6.1 million, partially offset by proceeds from the sale of investments of $4.3 million. During the three months ended March 31, 2019, we paid $361.2 million, net of cash acquired, to acquire Orbis Education on January 22, 2019. Funding to GCU for capital expenditures during the first three months of 2019 totaled $29.9 million. Proceeds from investments, net of purchases of short-term investments, was $55.0 million for the three months ended March 31, 2019. Capital expenditures were $4.6 million for the three months ended March 31, 2019. During the three-month period for 2020 and 2019, capital expenditures primarily consisted of leasehold improvements and equipment for new university partner locations, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount.

Net cash used in financing activities was $73.9 million for the three months ended March 31, 2020.  Net cash provided by financing activities was $171.3 million for the three months ended March 31, 2019.  During the three months ended March 31, 2020, $5.0 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards and $60.7 million was used to purchase treasury stock in accordance with the Company’s share repurchase program.  Principal payments on notes payable and capital leases totaled $8.3 million, partially offset by proceeds from the exercise of stock options of $0.1 million.  During the three months ended March 31, 2019, $250.0 million of proceeds was drawn on the credit facility, and the term loan balance of the prior credit agreement of $59.9 million was repaid along with $2.4 million of debt issuance costs.  $8.1 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards and $10.0 million was used to purchase treasury stock in accordance with the Company’s share repurchase program.  Proceeds from the exercise of stock options of $1.6 million were received in the three months ended March 31, 2019.

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Grand Canyon Education, Inc. Reports First Quarter 2020 Results

SIGNIFICANT DEVELOPMENTS

Impact of COVID-19

In March 2020, the World Health Organization declared the novel coronavirus outbreak (“COVID-19”) a global pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated non-essential business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours, and our most significant university partner.

The Company has a long-term master services agreement pursuant to which the Company provides education services to its most significant university partner, GCU, in return for 60% of GCU’s tuition and fee revenues, which includes fee revenues from room, board, and other ancillary businesses including a student-run golf course and hotel.   GCU has three types of students, traditional ground university students attending class on its campus in Phoenix, Arizona and of which approximately 70% live on campus in university owned residence halls, professional studies students which are working adult students that attend class one night a week on the Phoenix campus, and online students that attend class fully online.

This outbreak, as well as measures taken to contain the spread of COVID-19, has impacted GCU’s students and its business in a number of ways.  GCU’s professional studies students and its traditional ground university students were immediately converted to an online learning environment and residential students were strongly encouraged to move off campus.   Given the Company’s historical experience delivering online education services and the fact that all of its students and faculty use the university’s online learning management system for at least some of the coursework, the transition thus far has been seamless and thus, the university has not incurred a significant decrease in tuition revenue or significant increase in costs associated with this transition although the university has seen an increase in Leave of Absence requests for professional studies and online students that need to take a break due to the pandemic.  In addition, the following impacts from the COVID-19 pandemic, which began in late March and have continued in our second fiscal quarter of 2020, have served to reduce GCU’s non-tuition revenue and, consequently, the service revenues we earn under the master services agreement:

•

Traditional ground university students that elected to move off campus are receiving partial refunds for dormitory and meal payments related to the Spring semester, which has reduced GCU’s revenue and thus the service revenues earned by the Company in the last nine days of March and the month of April;

•

Ancillary businesses such as the hotel, golf course, and merchandise shops were closed in late March, which reduced and will continue to reduce GCU’s revenues and thus the service revenues earned by the Company until these businesses are reopened;

•	Summer semester classes will be moved to an online environment and limited residential students are expected;

•

GCU’s doctoral students are required to attend two residencies on the university’s campus and at its hotel in Phoenix, Arizona as part of their dissertation.   On an annual basis approximately 3,000 learners attend the week-long residency, most of whom have historically attended in the Summer.  The residencies that were scheduled for the last week of March through the end of May have been cancelled and it is possible that the residencies scheduled during the rest of the Summer will be cancelled as well.

The Company also has long-term services agreements with numerous university partners across the United States, through its wholly owned subsidiary, Orbis Education.  Orbis Education offers four primary academic programs with site simulation and skill labs located near healthcare providers.  The majority of Orbis Education’s students are studying in the Accelerated Bachelor of Science in Nursing program which is offered in a 12-16 month format in three or four academic semesters.  We currently believe the Spring semester will be completed without interruption and each university partner still plans to begin its Summer semester.   It is currently anticipated that some students that were scheduled to start in the Summer semester will delay their start until the Fall semester which will result in slightly lower enrollments and revenues in the Summer semester.

As a result of the items mentioned above, we expect lower service revenues under both the Master Services Agreement with GCU and under the Orbis Education’s services agreements for the second and third quarters of 2020, and due to the limited operating expenses that we incur to deliver those services, we expect there to be a direct reduction in our operating profit and operating margins.

The COVID-19 outbreak also presents operational challenges to the Company as approximately 90% of our entire workforce is currently working remotely.  This degree of remote working could increase risks in the areas of internal control, cyber security and the use of remote technology, which could result in interruptions or disruptions in normal operational processes.

It is not possible for us to completely predict the duration or magnitude of the adverse results of the outbreak and its effects on our business, results of operations or financial condition at this time, but such effects may be material in future quarters.  If GCU is not able to fully open its campus to its traditional residential students for the Fall academic semester commencing in late August 2020, that will have a material impact on GCU’s revenue and thus the service revenue earned by the Company.  The decision by a number of the Orbis Education’s university partners to cancel or postpone the Summer and/or Fall semesters would have a material impact on the service revenue earned by the Company.

We believe that the reduction in our net revenue and operating profit in the first quarter of 2020 that resulted from the impacts of COVID-19 was $1.8 million.  We further believe that the potential reduction in net revenue in the second and third quarters of 2020 attributable to COVID-19, even assuming that none of Orbis Education’s university partners postpone or cancel the Summer semester, will range from $9.0 million to $10.0 million and from $4.0 million to $6.0 million, respectively, with a comparable reduction in operating profit during each period.

The Company initially provided guidance for fiscal 2020, by quarter, in its fourth quarter and full year 2019 earnings release issued on February 19, 2020.  The Company is providing below a revised outlook for the 2nd quarter 2020 that takes into account the above assumptions at the midpoint of the range.   Due to the uncertainties described above caused by the COVID-19 pandemic, we are withdrawing our guidance for the third and fourth quarters of 2020.

2020 Outlook

Q2 2020:	Net revenue of $179.7 million; As Adjusted Operating Margin 23.5%; As Adjusted Diluted EPS of $0.89 using 47.2 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources.  These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts.  Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause such differences include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of any of our key university partner agreements; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; our failure to comply with the extensive regulatory framework applicable to us either directly as a third party education services provider or indirectly through our university partners, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; competition from other education services companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university partners; the impact of any natural disasters or public health emergencies; the harm to our business, results of operations and financial condition, and harm to our most significant university partner in connection with the COVID-19 outbreak; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part I, Item 1A of our Annual Report on Form 10-K for period ended December 31, 2019, as updated in our subsequent reports filed with the Securities and Exchange Commission on Form 10Q or Form 8-K.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports First Quarter 2020 Results

Conference Call

Grand Canyon Education, Inc. will discuss its first quarter 2020 results and 2020 outlook during a conference call scheduled for today, May 7, 2020 at 4:30 p.m. Eastern time (ET).  To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 3747027 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. website at www.gce.com.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 3747027.   It will also be archived at www.gce.com in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc.  (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 24 university partners.  GCE is uniquely positioned in the education services industry in that its leadership has 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale.  GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others.  For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports First Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
(In thousands, except per share data)
Service revenue	$221,655	$197,287
Costs and expenses:
Technology and academic services	26,277	18,625
Counseling services and support	60,219	53,093
Marketing and communication	42,693	35,967
General and administrative	9,565	11,397
Amortization of intangible assets	2,105	1,686
Loss on transaction	—	4,088
Total costs and expenses	140,859	124,856
Operating income	80,796	72,431
Interest income on Secured Note	14,710	13,735
Interest expense	(1,546)	(2,586)
Investment interest and other	216	1,119
Income before income taxes	94,176	84,699
Income tax expense	22,791	11,456
Net income	$71,385	$73,243
Earnings per share:
Basic income per share	$1.50	$1.54
Diluted income per share	$1.49	$1.52
Basic weighted average shares outstanding	47,455	47,699
Diluted weighted average shares outstanding	47,764	48,274

Grand Canyon Education, Inc. Reports First Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of March 31,	As of December 31,
(In thousands, except par value)	2020	2019
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$132,493	$122,272
Restricted cash and cash equivalents	—	300
Investments	17,049	21,601
Accounts receivable, net	77,390	48,939
Interest receivable on Secured Note	5,011	5,011
Income taxes receivable	1,685	2,186
Other current assets	14,696	8,035
Total current assets	248,324	208,344
Property and equipment, net	121,349	119,734
Right-of-use assets	34,545	27,770
Secured Note receivable, net	964,912	969,912
Amortizable intangible assets, net	199,952	202,057
Goodwill	160,766	160,766
Other assets	1,754	1,706
Total assets	$1,731,602	$1,690,289
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$19,222	$14,835
Accrued compensation and benefits	22,602	20,800
Accrued liabilities	20,943	16,771
Income taxes payable	25,249	6,576
Deferred revenue	8,173	20
Current portion of lease liability	3,751	3,084
Current portion of notes payable	33,144	33,144
Total current liabilities	133,084	95,230
Deferred income taxes, non-current	18,840	18,320
Other noncurrent liabilities	11	13
Lease liability, long-term	32,171	25,519
Notes payable, less current portion	99,488	107,774
Total liabilities	283,594	246,856
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 53,221 and 53,034 shares issued and 47,413 and 48,105 shares outstanding at March 31, 2020 and December 31, 2019, respectively	532	531
Treasury stock, at cost, 5,808 and 4,949 shares of common stock at March 31, 2020 and December 31, 2019, respectively	(235,071)	(169,365)
Additional paid-in capital	273,650	270,923
Retained earnings	1,408,897	1,341,344
Total stockholders’ equity	1,448,008	1,443,433
Total liabilities and stockholders’ equity	$1,731,602	$1,690,289

Grand Canyon Education, Inc. Reports First Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(In thousands)	2020	2019

Cash flows provided by operating activities:
Net income	$71,385	$73,243
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	2,656	2,636
Depreciation and amortization	4,989	4,414
Amortization of intangible assets	2,105	1,686
Deferred income taxes	1,688	2,855
Loss on transaction	—	4,088
Other, including fixed asset impairments	289	(186)
Changes in assets and liabilities:
Accounts receivable and interest receivable from university partners	(28,451)	(24,722)
Prepaid expenses and other	(6,742)	(3,425)
Right-of-use assets and lease liabilities	544	80
Accounts payable	3,957	(4,903)
Accrued liabilities	5,972	805
Income taxes receivable/payable	19,174	14,643
Deferred revenue	8,153	5,123
Net cash provided by operating activities	85,719	76,337
Cash flows used in investing activities:
Capital expenditures	(6,085)	(4,586)
Additions of amortizable content	(56)	(157)
Acquisition, net of cash acquired	—	(361,184)
Funding to GCU for capital expenditures	—	(29,905)
Purchases of investments	—	(1,772)
Proceeds from sale or maturity of investments	4,263	56,752
Net cash used in investing activities	(1,878)	(340,852)
Cash flows (used in) provided by financing activities:
Principal payments on notes payable	(8,286)	(59,850)
Debt issuance costs	—	(2,385)
Proceeds from notes payable	—	243,750
Net borrowings from revolving line of credit	—	6,250
Repurchase of common shares including shares withheld in lieu of income taxes	(65,706)	(18,127)
Net proceeds from exercise of stock options	72	1,631
Net cash (used in) provided by financing activities	(73,920)	171,269
Net increase (decrease) in cash and cash equivalents and restricted cash	9,921	(93,246)
Cash and cash equivalents and restricted cash, beginning of period	122,572	182,013
Cash and cash equivalents and restricted cash, end of period	$132,493	$88,767
Supplemental disclosure of cash flow information
Cash paid for interest	$1,546	$1,667
Cash paid for income taxes	$250	$420
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$899	$736
Allowance for credit losses of $5,000, net of taxes of $1,168 from adoption of ASU 2016-13	$3,832	$—
Lease adoption - recognition of right-of-use assets and lease liabilities	$—	$498
ROU Asset and Liability recognition	$6,775	$—

Grand Canyon Education, Inc. Reports First Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i)  contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) loss on transaction; (iii) share-based compensation, and (iv) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs.  We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance.  We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA.  All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance.  Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance.  We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring.  Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure.  Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity.  We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended
	March 31,
	2020	2019
	(Unaudited, in thousands)
Net income	$71,385	$73,243
Plus: interest expense	1,546	2,586
Less: interest income on Secured Note	(14,710)	(13,735)
Less: investment interest and other	(216)	(1,119)
Plus: income tax expense	22,791	11,456
Plus: amortization of intangible assets	2,105	1,686
Plus: depreciation and amortization	4,989	4,414
EBITDA	87,890	78,531
Plus: loss on transaction	—	4,088
Plus: estimated litigation reserves	305	146
Plus: share-based compensation	2,656	2,636
Adjusted EBITDA	$90,851	$85,401

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets, loss on transaction expenses and favorable discrete income tax amounts recorded in the first quarter of 2019 allows investors to develop a more meaningful understanding of the Company’s performance over time.  Accordingly, for the three-month periods ended March 31, 2020 and 2019, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2020	2019
	(Unaudited, in thousands except per share data)
GAAP Net income	$71,385	$73,243
Amortization of intangible assets	2,105	1,686
Loss on transaction	—	4,088
Less favorable tax effect for discrete item related to prior year tax obligations(1)	—	(4,286)
Income tax effects of adjustments excluding discrete tax item impact (1)	(509)	(1,185)
As Adjusted, Non-GAAP Net income	$72,981	$73,546

GAAP Diluted income per share	$1.49	$1.52
Amortization of intangible assets (2)	$0.04	$0.03
Loss on transaction (3)	$-	$0.07
Less favorable tax effect for discrete item related to prior year tax obligations(1)	$-	$(0.09)
As Adjusted, Non-GAAP Diluted income per share	$1.53	$1.52

(1)

The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results, excluding the discrete item related to prior year tax obligations recorded in the three months ended March 31, 2019.

(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.01 and $0.01 for the three months ended March 31, 2020 and 2019, respectively.
(3)	The loss on transaction per diluted share is net of an income tax benefit of $0.02 for the three months ended March 31, 2019.